FIFTH AMENDMENT TO
ADVISORSHARES ETF DISTRIBUTION AGREEMENT

This Fifth Amendment (the “Amendment”) to the AdvisorShares Trust ETF Distribution Agreement (the “Agreement”) dated as of June 25, 2009, as amended, by and between AdvisorShares Trust, a Delaware statutory trust (the “Trust”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”) is entered into as of August 30, 2011 (the “Effective Date”).

WHEREAS, the Trust and Distributor desire to update Exhibit A of the Agreement to amend the list of Funds; and

WHEREAS, pursuant to Section 9(b) of the Agreement all amendments are required to be in writing and signed by the parties;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

II.	Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

III.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ADVISORSHARES TRUST		FORESIDE FUND SERVICES, LLC

By: /s/ Dan Ahrens		By: /s/ Mark Fairbanks
Print Name:	Dan Ahrens	Print Name:	Mark Fairbanks
Title:	Chief Compliance Officer	Title:	President

Appendix A

EXHIBIT A

Effective Date:  August 30, 2011

DENT TACTICAL ETF
WCM/BNY MELLON FOCUSED GROWTH ADR ETF
MARS HILL GLOBAL RELATIVE VALUE ETF
PERITUS HIGH YIELD ETF
CAMBRIA GLOBAL TACTICAL ETF
ACTIVE BEAR ETF
MADRONA DOMESTIC ETF
MADRONA INTERNATIONAL ETF
MADRONA GLOBAL BOND ETF
MEIDELL TACTICAL ETF
TRIMTABS FLOAT SHRINK ETF
ROCKLEDGE SECTORSAM ETF
ACCUVEST GLOBAL OPPORTUNITIES ETF
STAR GLOBAL BUY-WRITE ETF
QAM EQUITY HEDGE ETF
GLOBAL ECHO ETF